EXHIBIT 99.1

January 26, 2006

Dow Reports Record Sales and Record Earnings

Outstanding Year Ends with Strongest Ever Fourth Quarter

Fourth Quarter of 2005 Highlights

•      Sales for the fourth quarter set a new Company record, rising 9 percent from the same period last year to $11.9 billion.

•      Earnings per share were $1.12, up from $1.06 per share a year ago. These amounts include unusual items in both periods which had net favorable impacts of $0.10 per share in the current quarter and $0.21 per share in 2004. Excluding unusual items in both periods, earnings per share for the fourth quarter increased 20 percent from $0.85 per share in 2004 to $1.02 per share in 2005.

•       Strong cash flow allowed a further reduction in net debt(1) of more than $800 million during the fourth quarter of 2005, lowering the Company’s net debt to capital ratio to 29 percent – down from 41 percent at the end of the same period in 2004.

2005 Highlights

•      2005 sales climbed 15 percent compared with 2004, setting a new record for the Company of $46.3 billion.

•       Despite feedstock and energy cost increases of $4 billion in 2005 compared with 2004, Dow achieved record earnings of $4.62 per share, up from $2.93 per share a year earlier. These amounts include unusual items in both periods which had net favorable impacts of $0.25 per share in 2005 and $0.22 per share in 2004. Excluding unusual items, earnings per share were $4.37 in 2005, 61 percent higher than $2.71 per share in 2004.

Comment

Andrew N. Liveris, Dow’s president, chief executive officer and chairman-elect, stated:

“This was a tremendous quarter at the end of an outstanding year for Dow.  In 2005, we realized record sales; we achieved record earnings; we reduced net debt by more than $2.5 billion; and for the third year in a row, with institutionalized financial discipline and operational excellence, we recovered lost margin. The fact that we did so in the face of high and volatile feedstock and energy costs bears testimony to the quality of our people and the strength and consistency of our strategy.”

(1)    Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents” and “Marketable securities and interest-bearing deposits.”

	3 Months Ended December 31		12 Months Ended December 31
(In millions, except for per share amounts)	2005	2004	2005	2004
Net Sales	$11,917	$10,936	$46,307	$40,161

Net Income	$1,096	$1,026	$4,515	$2,797

Earnings per Common Share	$1.12	$1.06	$4.62	$2.93

Review of Fourth Quarter Results

The Dow Chemical Company (NYSE: DOW) reported record sales of $11.9 billion for the fourth quarter of 2005, a 9 percent increase compared with the same period in 2004.  Price rose 10 percent, with strong gains in all operating segments, except for Agricultural Sciences, and in most geographic areas. Volume fell marginally against a very strong fourth quarter in 2004 due in part to the lingering effects of hurricanes Rita and Katrina in the United States.

Net income for the quarter climbed 7 percent to $1,096 million and earnings per share were $1.12, up from $1.06 in the same period last year. Excluding unusual items in both periods, earnings per share for the fourth quarter increased 20 percent from $0.85 per share in 2004 to $1.02 per share in 2005.

Net income for the fourth quarter included a net after-tax gain of $103 million, or $0.10 per share.  This comprised a pretax gain of $637 million on the sale by Union Carbide Corporation of its 50 percent interest in UOP LLC, pretax charges of $114 million for restructuring activities related to plant closures and asset sales, a $100 million cash donation to The Dow Chemical Company Foundation, the impact of an unfavorable tax ruling of $137 million, and an after-tax accrual of $20 million for asset retirement obligations required under FIN 47. Earnings in the fourth quarter of 2004 included tax valuation adjustments and an after-tax gain from the sale of the DERAKANE resins business, totaling $0.21 per share.

Once again in the fourth quarter, the Company maintained a sharp focus on financial discipline. Net debt was reduced by more than $800 million during the quarter, cutting Dow’s net debt to capital ratio to just 29 percent by year-end, 12 percentage points lower than at the end of  2004.  The Company’s gross debt to total capital ratio finished the year at 39 percent, down from 48 percent a year ago. Capital spending was held below $1.6 billion, significantly less than the rate of depreciation, without compromising the safety or the integrity of the Company’s manufacturing facilities. And Selling, Administrative and Research and Development (“SARD”) expenses as a percent of sales dropped to 5.7 percent for the fourth quarter, down from 5.9 percent in the same period in 2004.

“This was a tremendous quarter at the end of an outstanding year for Dow,” said Andrew N. Liveris, Dow’s president, chief executive officer and chairman-elect. “In 2005, we realized record sales; we achieved record earnings; we reduced net debt by more than $2.5 billion; and for the third year in a row, with institutionalized financial discipline and operational excellence, we recovered lost margin. The fact that we did so in the face of high and volatile feedstock and energy costs bears testimony to the quality of our people and the strength and consistency of our strategy.

“Our commitment to maintaining a diversified business portfolio allowed our Performance businesses to report exceptional earnings growth compared with 2004, outpacing strong gains in our Basics businesses and accounting for more than 50 percent of Dow’s profits in 2005. Financial discipline also played a strong part in a successful 2005, helping reduce our net debt to capital ratio to below 30 percent and cutting SARD to a new low of 5.7 percent of sales for the year, down from 6.1 percent in 2004. And our drive to grow the Company through strategic joint ventures contributed substantially to Dow’s financial performance in 2005, with our nonconsolidated affiliates adding almost a billion dollars in earnings during the year.”

In the Performance Plastics segment, sales for the fourth quarter were $2.9 billion, an increase of 12 percent compared with the same period in 2004. Price was up 10 percent while volume climbed 2 percent, bolstered in part by the successful integration of ENGAGETM, NORDELTM and TYRINTM elastomers, businesses acquired by the Company in connection with the dissolution of the DuPont Dow Elastomers joint venture. Dow Automotive had an excellent quarter, increasing price and volume globally and underscoring the value of the Company’s geographic balance, as strength in Latin America and Asia Pacific more than offset dampened demand in North America and Europe. Epoxy Products and Intermediates also had a healthy quarter, particularly in Asia Pacific where demand for electrical laminates in flat panel television displays mitigated softer volumes in other geographic areas. And Building and Construction reported solid sales growth, capturing an increased share of U.S. demand for insulation and weather barrier products. Fourth quarter EBIT(2) for the Performance Plastics segment was $973 million, including a gain of $637 million related to the UOP sale, partly offset by restructuring charges totaling $28 million. Excluding this net gain and the gain on the sale of the DERAKANE resins business in 2004, EBIT was $364 million, an increase of 39 percent compared with $261 million in the same quarter last year.

Sales in Performance Chemicals rose to $1.9 billion for the fourth quarter of 2005, an increase of 7 percent compared with $1.8 billion posted in the same period last year. This improvement was driven by an 8 percent increase in price, while volume was down 1 percent from the robust levels of a year ago. Dow Latex had a strong quarter with Emulsion Polymers reporting good volume growth, driven by healthy demand from the coated paper industry in Europe and the successful start-up of the Company’s second styrene-butadiene latex line at Zhangjiagang, China. Specialty Polymers reported an increase in volume compared with the fourth quarter of 2004, with particular strength in pharmaceuticals, personal care and water treatment applications. During the quarter the business also began production at its expanded FILMTECTM membrane manufacturing facility in Minneapolis, U.S.A., to meet growing demand from the water treatment industry.  Performance Chemicals reported EBIT of $177 million for the fourth quarter, which included restructuring charges totaling $14 million. Excluding these charges, EBIT was $191 million, an increase of 4 percent compared with $183 million in the same period last year.

(2)    Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments and Geographic Areas table.

The Agricultural Sciences segment posted quarterly sales of $729 million, 4 percent lower than the $758 million achieved in the fourth quarter of 2004. Plant Genetics and Biotechnology benefited from a marked improvement in the North American seeds and traits business, led by strong demand for HERCULEXTM I insect protection and NEXERATM seed for NATREONTM canola oil. In Agricultural Chemicals, although sales benefited from solid demand for cereal herbicide mixtures and for a renewed product line of herbicides for range and pasture, overall volume was down as the business exited a number of low margin products in its on-going effort to focus resources on more profitable proprietary molecules. Fourth quarter EBIT for Agricultural Sciences was $74 million, which included restructuring charges totaling $9 million.  Excluding these charges, EBIT was $83 million, double the $41 million reported in the same period a year ago.

The Plastics segment had a solid fourth quarter, with sales climbing 9 percent from $2.9 billion in 2004 to $3.1 billion in 2005.  Price increased 10 percent compared with the same period last year, while volume was marginally lower. Polyethylene volume was down from a very strong fourth quarter in 2004, principally the result of constrained ethylene supply on the U.S. Gulf Coast caused by the hurricanes. Polyethylene volume in all other regions continued to be solid, with particular strength in Asia Pacific.  The Polystyrene business reported a healthy increase in volume compared with the same period last year, with solid demand in Asia Pacific and in Europe.  Polystyrene continued to recover margin as increased volume and lower benzene costs more than offset lower prices.  Fourth quarter EBIT for the Plastics segment of $610 million included restructuring charges totaling $12 million.  Excluding these charges, EBIT for the quarter was $622 million, 5 percent higher than the $591 million posted for the same period in 2004.

Fourth quarter sales in the Chemicals segment increased slightly in 2005 compared with a year ago, rising 4 percent to $1.5 billion. Price was up 13 percent, while volume was down 9 percent. Much of this reduction was attributed to the Ethylene Glycol business, which reported a significant reduction in U.S. sales due to the limited availability of ethylene caused by the hurricanes. In addition, revenues in the fourth quarter of 2004 included sales of ethylene glycol sold by Dow into Asia Pacific; these sales now flow through the MEGlobal joint venture. The Chlor-Vinyl business reported a significant increase in price compared with the same period last year, essentially covering escalating natural gas prices in the United States. Chlor-Vinyl volume was down slightly, with increased demand in Europe and Latin America not quite offsetting lower volumes in North America and Asia Pacific.  The Chemicals segment reported EBIT for the fourth quarter of $269 million, including a $3 million restructuring charge.  Excluding this charge, EBIT of $272 million was 34 percent lower than $411 million for the same period a year ago.

Review of Results for 2005

Dow reported a new annual sales record of $46.3 billion in 2005, 15 percent higher than last year’s previous record of $40.2 billion.  Price rose 17 percent, with substantial increases in all operating segments and all geographic areas. Volume declined 2 percent from last year’s strong levels, in large part because customers reduced the inventories that they had built during 2004, but also due to the disruption caused by two major hurricanes, which temporarily reduced demand in the United States.

Net income was $4.5 billion, an increase of 61 percent compared with $2.8 billion in 2004.  Earnings per share were $4.62, including gains related to the sale of UOP, the sale of a 2.5 percent interest in the EQUATE joint venture and a tax benefit associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004, partially offset by various restructuring charges, a cash donation to The Dow Chemical Company Foundation, a loss on the early retirement of debt, the impact of an unfavorable tax ruling and an accrual for asset retirement obligations required under FIN 47. In 2004, the Company reported earnings per share of $2.93, including tax valuation adjustments, the gain from the sale of the DERAKANE resins business and the net favorable impact of restructuring. Excluding unusual items in both periods, earnings per share were $4.37 in 2005, an increase of 61 percent compared with $2.71 in 2004.

Commenting on the Company’s outlook, Liveris said: “Our outlook for 2006 is positive, both for the chemical industry and for our company, despite the uncertainty and volatility in feedstock and energy costs. We expect that worldwide demand for chemical and plastic products will continue to grow, led by Asia Pacific, Latin America and other emerging geographies, with solid contributions from North America and Europe.  We will continue to focus on the implementation of our strategy, retaining our financial discipline and controlling the things we can control. As we have been saying for some time, we believe that 2006 will be an even better year for Dow than 2005.”

™      ENGAGE, NORDEL, TYRIN and FILMTEC  are Trademarks of The Dow Chemical Company or an affiliate of the Company.

™      HERCULEX, NEXERA and NATREON are Trademarks of Dow AgroSciences LLC

Upcoming Webcasts

•                  Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EST on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of science and technology to improve living daily. The Company offers a broad range of innovative products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $46 billion and employs 42,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental information

Description of Certain Items Affecting Results:

Fourth Quarter of 2005 and 2004

Earnings in the fourth quarter of 2005 were favorably impacted by a pretax gain of $637 million on the sale of Union Carbide Corporation’s indirect 50 percent interest in UOP LLC, reflected in Sundry income - net and in Performance Plastics. This gain was partially offset by pretax charges totaling $114 million for restructuring activities related to several small plant closures and asset sales ($28 million in Performance Plastics, $14 million in Performance Chemicals, $9 million in Agricultural Sciences, $12 million in Plastics, $3 million in Chemicals and $48 million in Unallocated and Other). Earnings in the quarter were further reduced by: a cash donation of $100 million to The Dow Chemical Company Foundation for education and community development, reflected in Sundry income - net and in Unallocated and Other; a charge to the provision for income taxes of $137 million related to an unfavorable tax ruling on corporate owned life insurance; and an after-tax charge of $20 million related to the adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”

In the fourth quarter of 2004, earnings were favorably impacted by a pretax gain of $90 million on the sale of the DERAKANE business, reflected in the Performance Plastics segment. The Company also recorded tax benefits of $146 million related to the reversal of tax valuation allowances and the impact of a decrease in the tax rate on deferred tax liabilities.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Gain on sale of UOP LLC	$637	—	$402	—	$0.41	—
Cash donation for aid to education and community development	(100)	—	(65)	—	(0.07)	—
4Q05 Restructuring activities	(114)	—	(77)	—	(0.08)	—
Gain on sale of DERAKANE business	—	$90	—	$57	—	$0.06
Unfavorable tax ruling	—	—	(137)	—	(0.14)	—
Reversal of tax valuation allowances and impact of change in tax rate on deferred tax liabilities	—	—	—	146	—	0.15
Cumulative effect of change in accounting principle	—	—	(20)	—	(0.02)	—
Total	$423	$90	$103	$203	$0.10	$0.21

(1)                    Impact on “Income before Income Taxes and Minority Interests”

(2)                    Impact on “Net Income Available for Common Stockholders”

(3)                    Impact on “Earnings per common share – diluted”

Full Year 2005 and 2004

In addition to the impacts described above for the fourth quarter of 2005, earnings for 2005 were favorably impacted by a pretax gain of $70 million related to the sale of a 2.5 percent interest in the EQUATE joint venture. Of this gain, $29 million was reflected in the Plastics segment and $41 million was reflected in the Chemicals segment. Earnings for 2005 were also favorably impacted by an after-tax benefit of $113 million related to the repatriation of foreign earnings in 2005 under the American Jobs Creation Act of 2004 (“AJCA”), reflected in “Provision for income taxes.” The gain was partially offset by a pretax charge of $31 million associated with the Company’s early redemption of debt, reflected in Unallocated and Other.

In addition to the gains described above for the fourth quarter of 2004, earnings for 2004 were favorably impacted by a net pretax gain from restructuring of $20 million. This included gains totaling $563 million from asset divestitures associated with the formation of two new joint ventures, offset by asset impairments of $99 million related to the sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a former 50:50 joint venture; and employee-related restructuring charges of $296 million.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Gain on sale of EQUATE shares	$70	—	$46	—	$0.05	—
Loss on early extinguishment of debt	(31)	—	(20)	—	(0.02)	—
Gain on sale of UOP LLC	637	—	402	—	0.41	—
Cash donation for aid to education and community development	(100)	—	(65)	—	(0.07)	—
4Q05 Restructuring activities	(114)	—	(77)	—	(0.08)	—
2004 Restructuring activities:
Employee-related restructuring charges	—	$(296)	—	$(200)	—	$(0.21)
Gains on divestitures of assets related to formation of MEGlobal and Equipolymers joint ventures	—	563	—	379	—	0.40
Asset impairments	—	(99)	—	(69)	—	(0.08)
Recognition of liability related to Cargill Dow loan guarantee	—	(148)	—	(93)	—	(0.10)
Gain on sale of DERAKANE business	—	90	—	57	—	0.06
AJCA repatriation of foreign earnings	—	—	113	—	0.12	—
Unfavorable tax ruling	—	—	(137)	—	(0.14)	—
Reversal of tax valuation allowances and impact of change in tax rate on deferred tax liabilities	—	—	—	146	—	0.15
Cumulative effect of change in accounting principle	—	—	(20)	—	(0.02)	—
Total	$462	$110	$242	$220	$0.25	$0.22

(1)                    Impact on “Income before Income Taxes and Minority Interests”

(2)                    Impact on “Net Income Available for Common Stockholders”

(3)                    Impact on “Earnings per common share – diluted”

THE DOW CHEMICAL COMPANY - 4Q05 EARNINGS

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net Sales	$11,917	$10,936	$46,307	$40,161
Cost of sales	10,029	9,295	38,276	34,244
Research and development expenses	283	261	1,073	1,022
Selling, general and administrative expenses	392	385	1,545	1,436
Amortization of intangibles	15	17	55	81
Restructuring activities - net charge (gain) (Note B)	114	—	114	(20)
Equity in earnings of nonconsolidated affiliates	225	297	964	923
Sundry income - net (Note C)	577	116	755	136
Interest income	40	28	138	86
Interest expense and amortization of debt discount	159	186	702	747
Income before Income Taxes and Minority Interests	1,767	1,233	6,399	3,796
Provision for income taxes (Note D)	629	175	1,782	877
Minority interests’ share in income	22	32	82	122
Income before Cumulative Effect of Change in Accounting Principle	1,116	1,026	4,535	2,797
Cumulative effect of change in accounting principle (Note E)	(20)	—	(20)	—
Net Income Available for Common Stockholders	$1,096	$1,026	$4,515	$2,797
Share Data
Earnings before cumulative effect of change in accounting principle per common share - basic	$1.15	$1.08	$4.71	$2.98
Earnings per common share - basic	$1.13	$1.08	$4.69	$2.98
Earnings before cumulative effect of change in accounting principle per common share - diluted	$1.14	$1.06	$4.64	$2.93
Earnings per common share - diluted	$1.12	$1.06	$4.62	$2.93
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.34	$1.34
Weighted-average common shares outstanding - basic	966.4	949.3	963.2	940.1
Weighted-average common shares outstanding - diluted	981.3	964.3	976.8	953.8
Depreciation	$526	$469	$1,904	$1,904
Capital Expenditures	$547	$482	$1,597	$1,333

Notes to the Consolidated Financial Statements:

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the fourth quarter of 2005, the Company recorded charges totaling $114 million related to restructuring activities, including costs related to plant closures of $67 million, losses of $12 million on asset sales, the write-off of an intangible asset of $10 million and employee-related expenses of $25 million.

In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities.  The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures,MEGlobal and Equipolymers; asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a former 50:50 joint venture; and employee-related restructuring charges of $296 million.

Note C: On November 30, 2005, Union Carbide Corporation completed the sale of its indirect 50 percent interest in UOP LLC to Honeywell Specialty Materials LLC.  The sale resulted in proceeds of $867 million and a pretax gain of $637 million.

In December 2005, the Company made a cash donation of $100 million to The Dow Chemical Company Foundation for aid to education and community development.

In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million.  In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.

Note D: In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the provision for income taxes of $113 million.

On January 23, 2006, the Company received an unfavorable tax ruling from the United States Court of Appeals for the Sixth Circuit reversing a prior decision by the United States District Court relative to corporate owned life insurance, resulting in a charge to the provision for income taxes of $137 million in the fourth quarter of 2005.

In the fourth quarter of 2004, the Company’s provision for income taxes was reduced by tax benefits of $146 million related to the revised estimate of the future utilization of operating loss carryforwards in certain foreign jurisdictions and the impact of a legislated decrease in the tax rate in The Netherlands on deferred tax liabilities.

Note E: On December 31, 2005, the Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” The cumulative effect of adoption was a charge of $20 million (net of tax of $12 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	Dec. 31, 2005	Dec. 31, 2004
Assets
Current Assets
Cash and cash equivalents	$3,806	$3,108
Marketable securities and interest-bearing deposits	32	84
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2005: $169; 2004: $136)	5,124	4,753
Other	2,802	2,604
Inventories	5,319	4,957
Deferred income tax assets - current	321	384
Total current assets	17,404	15,890
Investments
Investment in nonconsolidated affiliates	2,285	2,698
Other investments	2,156	2,141
Noncurrent receivables	274	189
Total investments	4,715	5,028
Property
Property	41,934	41,898
Less accumulated depreciation	28,397	28,070
Net property	13,537	13,828
Other Assets
Goodwill	3,140	3,152
Other intangible assets (net of accumulated amortization - 2005: $552; 2004: $507)	443	535
Deferred income tax assets - noncurrent	3,658	4,369
Asbestos-related insurance receivables - noncurrent	818	1,028
Deferred charges and other assets	2,219	2,055
Total other assets	10,278	11,139
Total Assets	$45,934	$45,885

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$241	$104
Long-term debt due within one year	1,279	861
Accounts payable:
Trade	3,931	3,701
Other	1,829	2,194
Income taxes payable	493	419
Deferred income tax liabilities - current	201	205
Dividends payable	347	342
Accrued and other current liabilities	2,342	2,680
Total current liabilities	10,663	10,506
Long-Term Debt	9,186	11,629
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,395	1,301
Pension and other postretirement benefits - noncurrent	3,308	3,979
Asbestos-related liabilities - noncurrent	1,384	1,549
Other noncurrent obligations	3,338	3,202
Total other noncurrent liabilities	9,425	10,031
Minority Interest in Subsidiaries	336	449
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	661	274
Unearned ESOP shares	(1)	(12)
Retained earnings	14,719	11,527
Accumulated other comprehensive loss	(1,949)	(977)
Treasury stock at cost	(559)	(995)
Net stockholders’ equity	15,324	12,270
Total Liabilities and Stockholders’ Equity	$45,934	$45,885

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments and Geographic Areas

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Operating segment sales
Performance Plastics	$2,921	$2,618	$11,388	$9,493
Performance Chemicals	1,897	1,773	7,713	6,667
Agricultural Sciences	729	758	3,364	3,368
Plastics	3,133	2,874	11,815	10,041
Chemicals	1,534	1,468	5,660	5,454
Hydrocarbons and Energy	1,618	1,396	6,061	4,876
Unallocated and Other	85	49	306	262
Total	$11,917	$10,936	$46,307	$40,161
Operating segment EBIT (1)
Performance Plastics	$973	$351	$2,467	$1,048
Performance Chemicals	177	183	1,212	600
Agricultural Sciences	74	41	543	586
Plastics	610	591	2,405	1,725
Chemicals	269	411	1,132	1,602
Hydrocarbons and Energy	(1)	1	(1)	—
Unallocated and Other	(216)	(187)	(795)	(1,104)
Total	$1,886	$1,391	$6,963	$4,457
Geographic area sales
United States	$4,656	$4,041	$17,524	$15,054
Europe	3,981	3,924	16,624	14,280
Rest of World	3,280	2,971	12,159	10,827
Total	$11,917	$10,936	$46,307	$40,161

(1)     The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
EBIT	$1,886	$1,391	$6,963	$4,457
+ Interest income	40	28	138	86
- Interest expense and amortization of debt discount	159	186	702	747
- Provision for income taxes	629	175	1,782	877
- Minority interests’ share in income	22	32	82	122
+ Cumulative effect of change in accounting principle	(20)	—	(20)	—
Net Income Available for Common Stockholders	$1,096	$1,026	$4,515	$2,797

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Dec. 31, 2005			Twelve Months Ended Dec. 31, 2005
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	2%	10%	12%	1%	19%	20%
Performance Chemicals	(1)%	8%	7%	(2)%	18%	16%
Agricultural Sciences	(4)%	—	(4)%	(3)%	3%	—
Plastics	(1)%	10%	9%	—	18%	18%
Chemicals	(9)%	13%	4%	(13)%	17%	4%
Hydrocarbons and Energy	1%	15%	16%	2%	22%	24%
Total	(1)%	10%	9%	(2)%	17%	15%
Geographic areas
United States	(3)%	18%	15%	(3)%	19%	16%
Europe	—	1%	1%	1%	15%	16%
Rest of World	1%	9%	10%	(5)%	17%	12%
Total	(1)%	10%	9%	(2)%	17%	15%